Exhibit 10.53

February 24, 2012

David Oliver
XXXXXX
XXXXXX

Dear David:

It is with great pleasure that we offer you the opportunity to join Chico’s FAS, Inc. as our Vice President, Finance. As you are aware, we are a fast-growing respected organization within which this position is a key driver of our success. As one of the top specialty retailers we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following will outline the specifics:

Position:            Vice President, Finance

Reports to:        Pam Knous

Start Date:         March 26, 2012

Base Salary:      $270,000.00 annually
Bonus Plan:
Target of 40% of base salary earned during the FY12 performance period, which is contingent upon the achievement of corporate financial objectives. The terms of the bonus, including eligibility, payouts and objectives, may be modified from time to time. All payouts are based on fiscal year business results, prorated for time in role, and can vary from zero (0) to a maximum of 175% of your target bonus potential. Bonus is typically paid in March.
Restricted Stock:
You will be provided with a one-time grant targeted at 4,875 shares of restricted stock to be issued during the first open window period for stock acquisition following date of hire. These shares will vest over a three-year period with one-third vesting each year on the anniversary of the grant date. The final number of shares delivered is subject to Board approval.  You will be eligible for future equity grants as determined by management.
Time Off:
You will be eligible for 20 days of Paid Time Off (PTO) for each full year of employment. This is an accrued benefit that you start to earn on your date of hire.

Annual Review:
You will be eligible for the FY12 performance appraisal process prorated for time in position.

You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Plan:
Medical/Dental/Vision/Prescription Drug Program
Eligibility Date: Effective your first day of active employment

Life Insurance:
The company provides term insurance equal to 1X your base salary as well as accidental death and dismemberment insurance equal to 1X your base salary. Supplemental insurance is available for purchase.
Eligibility Date: Effective your first day of active employment

401(k) Plan:
You may participate with an eligible deferral of 1-100% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer. Your 401(k) contributions may be subject to additional limitations under federal regulations.  You will be able to roll over existing qualified funds immediately.
Eligibility Date: First quarter after 12 months of employment
Deferred Compensation:
As a highly compensated Associate of Chico’s, you will be immediately eligible to participate in the Chico’s Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during the current calendar year, and up to 100% of your bonus.
Stock Purchase Plan:
You will have an opportunity to purchase Chico’s FAS, Inc. stock directly from the company, two times a year, in March and September offering periods.
Eligibility Date: First offering period following one month of employment.
Executive Benefits
Disability Income Protection:
As a qualifying executive, you will be eligible for Chico’s FAS, Inc.’s Supplemental Disability Insurance program. This program provides an increased level of income protection should you become disabled. Full details of the program are available from the Benefits group.
As a qualifying executive, you are eligible to have one company paid physical per year at a participating Mayo Clinic location as part of our Health and Wellness benefits.
Eligibility Date: Effective your first day of employment.
Relocation Benefits:
In order to ensure a successful relocation, you will be provided relocation assistance as detailed in the attached Tier I Relocation Program.  In accordance with this relocation policy, you will receive a miscellaneous allowance of $10,000.00 less applicable taxes.
We hope you view this opportunity as a chance to have a positive impact while enjoying a challenging and rewarding career. Nonetheless, please understand that Chico’s FAS, Inc. is an at-will employer. That means that either you or the company are free to end the employment relationship at any time, with or without notice or cause. By accepting our offer of employment, you acknowledge the at-will nature of our relationship. This offer is contingent upon the successful completion of references and background check. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.

We are looking forward to having you on our team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience. If you have any questions, please feel free to contact us at the number(s) indicated below.

Sincerely,

/s/ Pam Knous
Pam Knous
EVP- Chief Financial Officer & Chief Accounting Officer

Contact Information

Please call me for questions.
Sara Stensrud
EVP- Chief Human Resources Officer
(XXX) XXX-XXXX

I accept the terms and conditions of the offer as outlined above:

Please return signed copy

/s/ David Oliver
David Oliver